SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

Filed by the Registrant ☐

Filed by a Party other than the Registrant ☒

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Under Rule 14a-12

The Walt Disney Company

(Name of Registrant as Specified in Its Charter)

Trian Fund Management, L.P.

Trian Fund Management GP, LLC

Nelson Peltz

Peter W. May

Matthew Peltz

Josh Frank

James A. Rasulo

Trian Partners, L.P.

Trian Partners Parallel Fund I, L.P.

Trian Partners Master Fund, L.P.

Trian Partners Co-Investment Opportunities Fund, Ltd.

Trian Partners Fund (Sub)-G, L.P.

Trian Partners Strategic Investment Fund-N, L.P.

Trian Partners Strategic Fund-G II, L.P.

Trian Partners Strategic Fund-K, L.P.

Isaac Perlmutter

The Laura & Isaac Perlmutter Foundation Inc.

Object Trading Corp.

Isaac Perlmutter T.A.

Zib Inc.

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

On April 1, 2024, Trian Fund Management, L.P. (“Trian”), in connection with its solicitation of proxies for the 2024 annual meeting of shareholders of The Walt Disney Company (the “Company”), issued the press release related to the Company and filed herewith as Exhibit 1 (the “Press Release”). From time to time, Trian may publish the Press Release to its website, www.RestoretheMagic.com, or to its X (formerly known as Twitter), LinkedIn, Facebook, Instagram, Reddit and YouTube pages or various other social media channels, or otherwise disseminate to shareholders of the Company, the Press Release or portions thereof.

Exhibit 1

INSTITUTIONAL INVESTORS EXPRESS SUPPORT FOR TRIAN’S CANDIDATES AT DISNEY

CalPERS and Neuberger Berman Vote “For” Nelson Peltz and Jay Rasulo, Citing the Need for “Fresh Eyes” and “More Independence” in Disney’s Boardroom

Follows Support from Other Independent Third Parties, Including Yacktman Asset Management and Proxy Advisory Firms Institutional Shareholder Services and Egan-Jones

NEW YORK, April 1, 2024 – The Trian Group,[1] which beneficially owns over $3.5 billion of common stock in The Walt Disney Company (NYSE: DIS), today announced that two respected institutional investors, the California Public Employees' Retirement System (CalPERS), the country’s largest public pension fund, and Neuberger Berman, a global asset manager, have expressed their support for both of Trian’s nominees, Nelson Peltz and Jay Rasulo, in connection with Disney’s annual meeting, which is scheduled to be held this Wednesday, April 3, 2024.

Both CalPERS and Neuberger Berman recognize Disney’s poor track record of corporate governance – which includes a persistent and significant lack of alignment between pay and performance[2] and a failure to appropriately manage CEO succession – noting that the Disney Board would benefit from “a fresh perspective”[3] and “[t]wo new directors who are qualified and capable of leading needed change. . . .”[4]

In supporting the election of Nelson Peltz and Jay Rasulo, CalPERS noted the following:

•	"CalPERS believes Walt Disney Co will benefit from fresh eyes on its board of directors and voted its company shares in favor of candidates Nelson Peltz and Jay Rasulo.”[5]

•	“[CalPERS’] established voting guidelines focus on the need for independent corporate boards, a say in setting executive pay, and increased transparency. Two new directors who are qualified and capable of leading needed change in corporate governance will serve the Disney board well."[6]

Similarly, Neuberger Berman wrote that:

•	“We believe there is opportunity to strengthen relevant policies and practices and that the board may benefit from the addition of a fresh perspective and more independence. For these reasons, we intend to support the election of dissident Trian nominees Nelson Peltz and James Rasulo to the board.”[7]

•	“[W]e believe [Trian’s] nominees are very strong candidates given Peltz’s large ownership of the company and extensive board experience and Rasulo’s long-term experience while working as an executive at Disney.”[8]

•	“[W]e do not believe short-term TSR performance alone is an adequate indicator of the quality of governance at a company. Despite recent improvements, in our opinion, the deficiencies of the board that ultimately led to the failed 2020 succession endeavor and related consequences remain. As such, we are unconvinced of the current board’s ability to uphold good governance practices and fulfill one of its core responsibilities in finding a CEO successor.[9]

•	“[W]e have concerns regarding the Disney board’s multi-year efforts to name a successor to CEO Bob Iger. . . . The board has admitted to not adhering to and executing the process it had in place for Disney’s 2020 succession plan and that Chapek’s appointment was a strategic misstep. . . . [W]e believe these succession planning challenges have impacted business continuity and distracted from business performance.”[10]

Other investors and independent proxy advisory firms have also indicated their support for Nelson Peltz and Trian.

Yacktman Asset Management, a value-focused investment firm, wrote:

•	“Nelson Peltz has been a director, and Trian has been a significant shareholder, of several companies in our investment portfolio. As a director, Nelson has brought tremendous energy and focus to his work, successfully collaborating with management teams and his fellow directors to improve the companies for the benefit of all stakeholders.”[11]

ISS, the largest and most influential proxy advisory firm, concluded that:

•	“[I]ncremental change is needed at the company due to multi-year underperformance [relative to] the company’s peers and chosen benchmark, operational challenges, and most critically, a repeated failure on the part of the board to oversee the cultivation of a successor to Iger.”

•	“[T]he key decision points that led to the company’s challenges over the past five years, not to mention multiple activist campaigns, can be traced to the board.”

•	“. . . Peltz, as a significant shareholder, could be additive to the succession process, providing assurance to other investors that the board is properly engaged this time around. He could also help evaluate future capital allocation decisions.”

Egan-Jones, another independent proxy advisory firm, also recommended that shareholders vote for change in the composition of Disney’s Board. Egan-Jones concluded: “We see very little downside and a lot of upsides in putting the Trian Nominees on the Board,”[12] citing an “apparent lack of a . . . long-term succession plan”[13] and “mediocre financial performance and the resultant lower valuation”[14] as reasons for shareholders to vote “For” both of Trian’s nominees, Nelson Peltz and Jay Rasulo, and “Withhold” on Maria Elena Lagomasino and Michael B.G. Froman.

Trian commented on the votes and recommendations from these influential investors and research firms:

While Disney has touted the endorsements[15] of its service providers[16] and advisors,[17] we are pleased to have earned the support of independent, respected institutional investors and proxy advisory firms.

Like CalPERS, Neuberger Berman, Yacktman, ISS, Egan-Jones, and others, we believe that change is needed at Disney and that the election of our nominees will help improve the focus, alignment and accountability of the Board.

We are confident that Nelson and Jay will be far more effective in “refocusing the board on CEO succession planning”[18] and “aligning the board with shareholder interests”[19] than the directors we are seeking to replace, Maria Elena Lagomasino and Michael B.G. Froman. These long-serving incumbent directors have overseen Disney’s protracted succession planning failures, persistent underperformance[20] and questionable strategic and capital allocation decisions.

By Disney’s own admission, Ms. Lagomasino and Mr. Froman – one an advisor to wealthy families and the other with experience in foreign affairs – possess just one skill central to the Company’s strategy,[21] a skill possessed by every other incumbent director and by Nelson and Jay. Neither Ms. Lagomasino nor Mr. Froman is well aligned with shareholders, unlike Nelson and Jay, because neither owns meaningful amounts of Disney stock.[22]

Critically, Ms. Lagomasino has failed shareholders as the Chair (and previously as a member) of the Compensation Committee.[23] Disney’s executives have been paid more than $1 billion in the last decade, even as the stock significantly underperformed the S&P 500.[24] Disney’s shareholders have long expressed displeasure with Disney’s compensation program[25] and yet Ms. Lagomasino remains in her role. Her failure to help align pay and performance is evident not just at Disney, but also at the other companies on whose compensation committee she serves or served, Coca-Cola and Avon Products, over many years.[26]

As we have said from the beginning, this election contest is not about Disney’s CEO, it is about improving the focus, alignment and accountability of Disney’s Board so that the Company can return to delighting its consumers and delivering value for its owners. In that context, we do not believe Ms. Lagomasino or Mr. Froman deserves shareholder support. Change is needed.

Our nominees, Nelson Peltz and Jay Rasulo, bring relevant experience and pledge to work constructively and collaboratively with the Board, as they have done with other boards many times before. Nelson and Jay will bring a much-needed shareholder perspective to the boardroom and will ask tough questions, encourage open discussion and debate and set demanding goals for the business.

To help ensure a better future for this great company, we urge shareholders to vote “For” Nelson Peltz and Jay Rasulo and to withhold support from Ms. Lagomasino and Mr. Froman today. Together, we can Restore the Magic at Disney.

To ensure the election of Nelson Peltz and Jay Rasulo, it is essential that shareholders vote “FOR” Nelson Peltz and Jay Rasulo, and “WITHHOLD” on Maria Elena Lagomasino, Michael B.G. Froman, and all three Blackwells Nominees.

Vote now. The deadline for shareholders to vote by telephone or electronically is Tuesday, April 2 at 11:59 PM ET. If you previously voted, you can change that vote by voting again now.

For more information, including voting instructions, visit our website: www.RestoreTheMagic.com.

About Trian Fund Management, L.P.

Founded in 2005, Trian Fund Management, L.P. (“Trian”) is a multi-billion dollar investment management firm. Trian is a highly engaged shareowner that combines concentrated public equity ownership with operational expertise. Leveraging the 40+ years’ operating experience of our Founding Partners, Nelson Peltz and Peter May, Trian seeks to invest in high quality but undervalued and underperforming public companies and to work collaboratively with management teams and boards to help companies execute operational and strategic initiatives designed to drive long-term sustainable earnings growth for the benefit of all stakeholders.

Media Contacts:

Anne A. Tarbell

(212) 451-3030

atarbell@trianpartners.com

Paul Caminiti / Pamela Greene / Jacqueline Zuhse

Reevemark

(212) 433-4600

Trian@reevemark.com

Investor Contacts:

Matthew Peltz

(212) 451-3060

mpeltz@trianpartners.com

Ryan Bunch

(212) 451-3176

rbunch@trianpartners.com

Bruce Goldfarb / Pat McHugh

Okapi Partners LLC

(212) 297-0720

(877) 629-6357

info@okapipartners.com

Edward McCarthy / Richard Grubaugh / Thomas Germinario

D.F. King & Co., Inc.

(212) 229-2634

Disney@dfking.com

Disclaimer

Except as otherwise set forth in this press release, the views expressed in this press release reflect the opinions of Trian Fund Management, L.P. and its affiliates (“Trian”), and are based on publicly available information with respect to The Walt Disney Company (“Disney” or the “Company”). Trian recognizes that there may be confidential information in the possession of the Company that could lead it or others to disagree with Trian’s conclusions. Trian reserves the right to change any of its opinions expressed herein at any time as it deems appropriate and disclaims any obligation to notify the market or any other party of any such change, except as required by law. Trian disclaims any obligation to update the information or opinions contained in this press release, except as required by law. For the avoidance of doubt, this press release is not affiliated with or endorsed by Disney.

This press release is provided merely as information and is not intended to be, nor should it be construed as, an offer to sell or a solicitation of an offer to buy any security nor as a recommendation to purchase or sell any security. Funds, investment vehicles, and accounts managed by Trian currently beneficially own shares of the Company. These funds, investment vehicles, and accounts are in the business of trading – buying and selling – securities and intend to continue trading in the securities of the Company. You should assume such funds may from time to time sell all or a portion of their holdings of the Company in open market transactions or otherwise, buy additional shares (in open market or privately negotiated transactions or otherwise), or trade in options, puts, calls, swaps or other derivative instruments relating to such shares.

Some of the materials in this press release contain forward-looking statements. All statements contained herein that are not clearly historical in nature or that necessarily depend on future events are forward-looking, and the words “anticipate,” “believe,” “expect,” “potential,” “could,” “opportunity,” “estimate,” “plan,” “once again,” “achieve,” and similar expressions are generally intended to identify forward-looking statements. The projected results and statements contained herein that are not historical facts are based on current expectations, speak only as of the date of these materials and involve risks, uncertainties and other factors that may cause actual results, performances or achievements to be materially different from any future results, performances or achievements expressed or implied by such projected results and statements. Assumptions relating to the foregoing involve judgments with respect to, among other things, future economic competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond the control of Trian.

The estimates, projections and potential impact of the opportunities identified by Trian herein are based on assumptions that Trian believes to be reasonable as of the date of this press release, but there can be no assurance or guarantee (i) that any of the proposed actions set forth in this press release will be completed, (ii) that the actual results or performance of the Company will not differ, and such differences may be material, or (iii) that any of the assumptions provided in this press release are accurate.

Trian has neither sought nor obtained the consent from any third party to use any statements or information contained herein that have been obtained or derived from statements made or published by such third parties, nor has it paid for any such statements. Any such statements or information should not be viewed as indicating the support of such third parties for the views expressed herein. Trian does not endorse third-party estimates or research which are used herein solely for illustrative purposes.

Important Information

Trian Fund Management, L.P., together with Nelson Peltz, Peter W. May, Josh Frank, Matthew Peltz, Isaac Perlmutter, James A. Rasulo, Trian Fund Management GP, LLC, Trian Partners, L.P., Trian Partners Parallel Fund I, L.P., Trian Partners Master Fund, L.P., Trian Partners Co-Investment Opportunities Fund, Ltd., Trian Partners Fund (Sub)-G, L.P., Trian Partners Strategic Investment Fund-N, L.P., Trian Partners Strategic Fund-G II, L.P., Trian Partners Strategic Fund-K, L.P., The Laura & Isaac Perlmutter Foundation Inc., Object Trading Corp., Isaac Perlmutter T.A., and Zib Inc. (collectively, the “Participants”) filed a definitive proxy statement and accompanying form of blue proxy card (as supplemented and amended on February 12, 2024, the “Definitive Proxy Statement”) with the Securities and Exchange Commission (the “SEC”) on February 1, 2024 to be used in connection with the 2024 annual meeting of shareholders of the Company.

THE PARTICIPANTS STRONGLY ADVISE ALL SHAREHOLDERS OF THE COMPANY TO READ THE DEFINITIVE PROXY STATEMENT AND OTHER PROXY MATERIALS BECAUSE THEY CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS ARE AVAILABLE AT NO CHARGE ON THE SEC’S WEBSITE AT HTTP://WWW.SEC.GOV AND TRIAN’S WEBSITE, HTTPS://RESTORETHEMAGIC.COM. THE DEFINITIVE PROXY STATEMENT AND ACCOMPANYING PROXY CARD WILL BE FURNISHED TO SOME OR ALL OF THE COMPANY’S SHAREHOLDERS. SHAREHOLDERS MAY ALSO DIRECT A REQUEST TO EITHER OF TRIAN’S PROXY SOLICITORS, OKAPI PARTNERS LLC, 1212 AVENUE OF THE AMERICAS, NEW YORK, NY 10036 (SHAREHOLDERS CAN E-MAIL INFO@OKAPIPARTNERS.COM OR CALL TOLL-FREE: (877) 629-6357), OR D.F. KING & CO., INC., 48 WALL STREET, NEW YORK, NY 10005 (SHAREHOLDERS CAN E-MAIL DISNEY@DFKING.COM OR CALL TOLL-FREE: (800) 207-3158).

Information about the Participants and a description of their direct or indirect interests by security holdings or otherwise can be found in the Definitive Proxy Statement.

[1] Source: Please refer to the definitive proxy statement, filed with the United States Securities and Exchange Commission by Trian Fund Management L.P. and certain of its affiliates and other persons (as supplemented and amended, the “Definitive Proxy Statement”) for information regarding the members of the “Trian Group.” Nelson Peltz beneficially owns Disney shares worth approximately $3.5 billion and Jay Rasulo owns Disney shares worth approximately $800,000, in each case, as further detailed in the Definitive Proxy Statement. Note that ownership position values are based on Disney’s share price at the close of business on 3/29/2024.

[2] Since Ms. Lagomasino became Chair of Disney’s Compensation Committee, Disney’s say-on-pay votes have averaged just 73%, which ranks in the bottom 10% of all S&P 500 companies and Disney’s say-on-pay approval percentages have been below the S&P 500 median every year. Say-on-pay has also been below the average of all of the S&P 500 companies since 2018, which is when Mr. Froman joined the Board. Source: SEC filings, FactSet.

[3] NB Votes, available at: https://www.nb.com/en/global/esg/nb-votes.

[4] Source: Svea Herbst-Bayliss, Reuters, “US pension fund CalPERS backs Peltz, Rasulo in Disney board battle,” published on 03/29/24.

[5] Source: Svea Herbst-Bayliss, Reuters, “US pension fund CalPERS backs Peltz, Rasulo in Disney board battle,” published on 03/29/24.

[6] Id.

[7] NB Votes, available at: https://www.nb.com/en/global/esg/nb-votes.

[8] Id.

[9] Id.

[10] Id.

[11] Source: restorethemagic.com.

[12] Egan-Jones Proxy Research Report, published on 03/26/24.

[13] Id.

[14] Id.

[15] See Disney Investor Presentations and Letters to Shareholders filed on 02/12/24, 03/04/24, 03/11/24, 03/12/24 and 03/25/24, which referenced endorsements from ValueAct Capital Management and J.P. Morgan CEO Jamie Dimon.

[16] Blackwells Capital Investor Presentation, 03/11/24 (estimating that ValueAct has earned more than $90 million in fees from managing assets for Disney’s pension funds).

[17] Source: Anna Nicolaou, James Fontanella-Khan and Joshua Franklin, Financial Times, “Jamie Dimon Backs Disney’s Bob Iger in Proxy Fight with Nelson Peltz”, published on 03/13/24.

[18] NB Votes, available at: https://www.nb.com/en/global/esg/nb-votes.

[19] Id.

[20] Disney has underperformed its Media Industry Peers and the S&P 500 over one, two, three, four and five years and during the tenures of each of the incumbent directors. Source: FactSet. Note: Disney performance measures total shareholder return (“TSR”) through 03/29/24, defined as the total return an investor would have received if they purchased one share of stock on the first day of the measured period, inclusive of share price appreciation and dividends paid. “Media Industry Peers” represents the simple average and consists of Alphabet, Amazon, Apple, Comcast, Meta, Netflix, Paramount, and Warner Bros. Discovery. We highlight the S&P 500 here only as a widely recognized index; however, for various reasons, the performance of the index and that of the securities mentioned above may not be comparable. One cannot invest directly in an index. Note: James Gorman and D. Jeremy Darroch excluded due to less than one year of tenure on the Board.

[21] Per Disney’s 2024 Proxy Statement, Mr. Froman and Ms. Lagomasino possess just one skill that Disney defines as “Central to Disney’s Strategy”: “360 Degree Brand Activation,” which is a skill that is also possessed by every other director on Disney’s Board.

[22] Mr. Froman and Ms. Lagomasino beneficially own Disney shares worth approximately $5 million. By comparison, the Trian Group beneficially owns over $3.5 billion in Disney shares. Note that ownership position values are based on Disney’s share price at the close of business on 3/29/2024.

[23] Ms. Lagomasino has served as Chair of the Compensation Committee since 2019 and a member of the Committee since 2016.

[24] Source: SEC filings, FactSet. TSR measured from Disney’s fiscal year 2013 ended 09/28/13 through 09/30/23.

[25] Since Ms. Lagomasino became Chair of Disney’s Compensation Committee, Disney’s say-on-pay votes have averaged just 73%, which ranks in the bottom 10% of all S&P 500 companies, and Disney’s say-on-pay approval percentages have been below the S&P 500 median every year. Say-on-pay has also been below the average of all of the S&P 500 companies since 2018, which is when Mr. Froman joined the Board. Source: SEC filings, FactSet.

[26] Coca-Cola received just 50% support for its say-on-pay proposal in 2022, while Avon Products received 56%, 56% and 71% support in 2013, 2014 and 2015, respectively, earning an “F” Pay-for-Performance Grade from Glass Lewis in each such year.